Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

HERBALIFE LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $0.0005 per share	Rule 457(a)	470,809(3)	$18.61	$8,761,755.49	$147.60 per $1,000,000	$1,293.24

Total Offering Amounts					$8,761,755.49		$1,293.24

Total Fee Offsets							—

Net Fee Due							$1,293.24

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional common shares of Herbalife Ltd. (the “Company”), par value $0.0005 per share (the “Common Shares”), that become issuable with respect to the securities being registered hereunder as a result of recapitalizations, reclassifications, stock dividends, stock splits and reverse stock splits, or any other similar transaction that results in an increase in the number of outstanding Common Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act on the basis of $18.61 per Common Share, which represents the weighted average exercise price of stock appreciation rights granted as an inducement award to the Company’s Chief Strategy Officer as an inducement to commencement of employment with the Company pursuant to the New York Stock Exchange’s Listed Company Manual Rule 303A.08 (the “Inducement Exception”).

(3)	This Registration Statement registers 470,809 Common Shares available for issuance pursuant to stock appreciation rights granted in accordance with the Inducement Exception.